CONTRACT AGREEMENT

The following is an Agreement between MADELYN THOMAS (the "Contractor") having an address of 1160 Forum Veneto, Henderson, NV, 89012 and ENVIROKARE TECH, INC. (the "Company") having an address of 2470 Chandler Ave., Suite #5, Las Vegas, NV, 89120, wherein the Company has asked the Contractor to assume responsibilities of providing management services for the Company with duties and responsibilities as outlined below. This Agreement is effective from the date of signing as noted below. It is understood by all parties to this Agreement that the Contractor shall act on behalf of the Company in the capacity of an independent Contractor and not as an employee of the Company.

POSITION AND RESPONSIBILITIES:

It is agreed that the Contractor will provide management services to the Company as follows:

     1) The Contractor shall establish corporate offices on behalf of the Company, in Las Vegas, Nevada. It is expected that initial tasks associated with the establishment of the Company's corporate offices will be substantially complete by April 1, 1999. Further, it is left to the Contractor's managerial judgement, in determining what shall constitute necessary office components during the process of establishing the Company's corporate office. It is understood by both parties to this Agreement that any costs incurred in completion of design, implementation, establishment and operation of the Company's corporate offices shall be absorbed by the Company.

     2) The Contractor shall provide additional management services to the Company. These services may include providing supervisory, financial advisory, investor, and public relations support to the Company. The Contractor's reasonable judgement shall determine which services shall be delivered on behalf of the Company and on what terms and basis. The Contractor shall be allowed to utilize the premises of the Company to perform Company and non-Company services, as outlined below.

     3) It is understood by both parties to this Agreement that the Contractor is free to perform non-Company services during the term of this said contract. Said non-Company services may be set forth by the Contractor from time to time and said non-Company services shall take precedence over Company services, precedence to be determined and remain at the sole discretion of the Contractor. The Contractor is not to be considered an employee of the Company.


TERM OF AGREEMENT:

This Agreement commences November 1, 1998 and terminates October 31, 1999.

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COMPENSATION:

In his capacity the Contractor will be compensated by the Company on the following basis:

     1) The Contractor shall receive a monthly payment from the Company of five thousand dollars ($5,000.00) said payment to be made in the Contractor's name and said payment to be made by the 1st day of each month for services provided. The first payment shall be for services rendered in the month of November 1998, at the aforementioned rate of compensation.

     2) The Company shall indemnify the Contractor against any and all liability that may be incurred by either the Company or by the Contractor his performance of activities on behalf of the Company and or the Company's clients. It is required that the Company obtain insurance which indemnifies the Contractor against any and all claims, legal and otherwise, that may arise and be brought against the Company. The Company shall pay all legal and associated costs encountered by the Contractor, as a result of action brought against the Company or the Contractor in the course of the Contractor providing services on the Company's behalf.

     3) The Company shall reimburse the Contractor for all expenses incurred on the Company's behalf by the Contractor. The Company's Board of Directors reserves the prior right of approval on all expenses to be incurred in any amount over five thousand dollars ($5,000.00), on a per expense item basis.

TERMINATION:

Either party, upon thirty (30) days written notice to the other party, may terminate this Agreement. This notice shall be sent by certified or registered mail, postage prepaid, return receipt requested, to the parties at the principal offices of the parties first noted here above. Either party may direct that a notice, demand or communication shall be sent to a new address by giving written notice to the other party hereto of such address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of November, 1998.


MADELYN THOMAS                              ENVIROKARE TECHNOLOGY, INC.

By: /s/ Madelyn Thomas                      By: /s/ Charles Thomas
   -----------------------                     ------------------------------
         Signature                                  Signature

                                               Charles Thomas
                                               ------------------------------
                                               Printed Name

                                               Title: Pres.
                                               ------------------------------

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